EXHIBIT 10.35

MEMORANDUM OF AGREEMENT Dated: 10 November 2007
Norwegian Shipbrokers' Association's Memo-
randum of Agreement for sale and purchase of ships.
Adopted by the Baltic and International Maritime
Council (BIMCO) in 1956
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Trojan Maritime Inc. ("Trojan") of 80 Broad Street, Monrovia, Liberia or a Company to be nominated by Trojan in accordance with Clause 26 hereof hereinafter called the Sellers, have agreed to sell, and
Maxdeka Shipping Corp. of 80 Broad Street, Monrovia, Liberia
hereinafter called the Buyers, have agreed to buy
Name: Hull No. 2054 see also clause 22 hereof
Classification Society/Class: Lloyd's Register of Shipping / LRS: +100A1 Bulk Carrier, CSR, BC-A, {Holds 2, 4 and 6 may be empty}, +LMC, UMS, GRAB[20], ESP, LI, *IWS, ShipRight(CM), ShipRight(ACS) (B), with desriptive notes "Pt. Ht., ShipRight(SCM, BWMP(F))"
Built: expected on or before 31 March	By: STX Shipbuilding Co., Ltd. of 100 Wonpo-dong, Jinhae,
2010	Gyeongsangnam-do, Korea (the "Builder")
Flag: see clause 8, line 206 hereof	Place of Registration: see clause 8, line 206 hereof
Call Sign: n/a, see clause 8, line 206	Grt/Nrt: in accordance with the Specifications hereof
IMO Number: n/a, see clause 8, line 206 hereof

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8 and where a payment is to be made under this Agreement.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Bank" means such bank acceptable to the Buyers as the Sellers shall finance one or more of the first four installments of the contract price payable by the Sellers to the Builder under the Shipbuilding Contract.

"Classification Society" or "Class" means the Society referred to in line 4.

"Loan Agreement" means the loan agreement made or, as the context may require, to be made between the Sellers and the Bank in connection with the financing by the Bank of the first four installments of the contract price payable by the Sellers to the Builder under the Shipbuilding Contract a copy of which loan agreement shall be provided by the Sellers to the Buyers promptly after it is executed.

"Shipbuilding Contract" means the shipbuilding contract dated 15 June 2007 made between the Builder and the Sellers in connection with the construction of the Vessel by the Builder and its purchase by the Sellers, a copy of which contract is attached hereto as Appendix "A".

"Shipyard" means the Builder's facilities where the Vessel is being built and which are located at Jinhae, Korea.

"Specifications" means the specifications and plans to the Shipbuilding Contract, a copy of which Specifications and plans are attached hereto as Appendix "B".

"United States Dollars" and "US$" mean the lawful currency of the United States of America at any relevant time.

1.   Purchase Price

US$48,080,000 plus:

(a) any upward adjustments pursuant to Clause 19 hereof; and

(b) any cost incurred by the Sellers by obtaining a bank loan in connection with financing of the four pre-delivery instalments payable by the Sellers under the Shipbuilding Contract (which cost comprises of interest, commitment commission, arrangements fees, legal expenses, valuations and any other related costs as referred to in the Loan Agreement and payable by the Sellers thereunder, but excluding, for the avoidance of doubt, any repayment to be made under the terms of the Loan

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Printed by BIMCO's idea

Agreement); and

(c) any cost to the Sellers in setting up and maintaining the Nominee (as defined in Clause 26 hereof) until the Vessel is delivered to and accepted by the Buyers hereunder; and

(d) any cost incurred by the Sellers during the construction period of the Vessel in respect of plan approval and supervision at the Shipyard of the construction process of the Vessel

(in each case as evidenced by appropriate documentation passed on to the Buyers by the Sellers and/or the Bank)

minus any adjustments as provided in Clause 19 hereof, provided however always that the maximum amount to be paid by the Borrowers as Purchase Price of the Vessel under this clause 2, shall never exceed US$52,000,000.

2.   Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit in the amount of US$7,212,000 within three Banking days from the date this Agreement is signed by the parties hereto. This deposit shall be placed with a bank to be nominated by the Sellers and approved in writing by the Buyers and held by them in an interest bearing joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Accrued interest to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne by the Buyers.

3.   Payment

The remaining of the said Purchase Price after deducting the amount of the deposit made in accordance with Clause 2 hereof shall be deposited in full free of bank charges as follows:

a. an amount in Dollars equal to the amount of the fifth and final instalment of the contract price payable by the Sellers to the Builder under the terms of the Shipbuilding Contract shall be deposited in the name of the Buyers or their financiers with the bank in Korea where the Sellers are obliged under the terms of the Shipbuilding Contract to deposit the fifth instalment at the same time as the Sellers have to make such deposit in accordance with the terms of the Shipbuilding Contract; and

b. the remaining part of the Purchase Price shall be deposited in full free of bank charges in the name of the Buyers or their financiers to a bank to be nominated by the Sellers and approved in writing by the Buyers, five Banking days prior to the estimated delivery date of the Vessel.

The Purchase Price (comprising of the deposits made under Clause 2 hereof and Clause 3 hereof) shall be released by the Buyers or their financiers as follows:

a. as regards the part of the Purchase Price deposited in Korea in accordance with this Clause, to the Builder; and

b. as regards the remainder of the Purchase Price deposited with the Bank nominated by the Sellers and approved by the Buyers in accordance with this Clause, to the Sellers,

in either case on delivery of the Vessel and upon the signing of the Protocol of Delivery and Acceptance from the Sellers and the Buyers, but not later than 3 Banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.   Inspections – see Clause 20

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.	Notices, time and place of delivery

a)
The Sellers shall keep the buyers well informed of the Vessel's estimated time of delivery and shall provide the Buyers with 15, 10 and 3 days approximate notice and 3 day definite notice thereof. When the Vessel is in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)
Subject to the Vessel having completed her sea trials in accordance with the Shipbuilding Contract and the Specifications. the Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/ the Shipyard alongside the Builder's pier or the Builder's anchorage. If the Vessel is delivered to the Buyers a the Builder's pier, the Buyers shall remove the Vessel therefrom as soon as practically possible after being instructed by the Builder to do so. Expected time of delivery: upon delivery of the Vessel from the Builder to the Sellers

Date of canceling (see Clauses 5c) and 14): means either of the dates on which the Sellers, but for Clause 21 hereof, could terminate the Shipbuilding Contract pursuant to Article 3 of the Shipbuilding Contract or Article 8 of the Shipbuilding Contract.

d)
Should the Vessel become an actual, constructive or compromised total loss before delivery then the Sellers shall discuss with the Builder in accordance with the terms of Article 17(b) whether the Vessel shall be reconstructed or the Shipbuilding Contract shall be terminated. The Sellers shall not reach an agreement with the Builder to reconstruct the Vessel in accordance with the terms of Article 17(b)(i) of the Shipbuilding Contract unless such agreement is on the terms acceptable to the Buyers. In the case that agreement between

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

the Sellers and the Builder is reached on terms acceptable to the Buyers, this Agreement shall continue in place and the terms agreed in connection with the Shipbuilding Contract shall be also incorporated in this Agreement to the extent required. If there is no Agreement reached between the Sellers and the Builder under Article 17 of the Shipbuilding Contract within two months from the date of the total loss occuring or if the agreement to be reached is not acceptable to the Buyers, then the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

7.   Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. The radio installation and navigational equipment shall be included in the sale without extra payment Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment if originally purchased or supplied by the Buyers. Otherwise Buyers to reimburse the Sellers against the Sellers' or, as the case may be the Builder's relevant invoices (after taking into account any discounts). Spare parts shall be in accordance with the requirements of the Classification Society to the extent provided by the Builder.

The Buyers shall take over the remaining bunkers and lubricating oils (whether in storage tanks sealed drums or remaining in the main engine, other machinery and their pipes, stern tube and the like and pay, as regards the bunkers, the same amount paid by the Sellers to the Builder pursuant to the terms of the Shipbuilding Contract and, as regards the lubricant oils, the net price paid by the Sellers to their suppliers in relation to such lubricant oils (after taking into account any discount or rebate received by the Sellers or their manager by such supplier in connection with such lubricating oils), in either case as evidenced by the relevant invoices.

Payment under this Clause shall be made at the same time and place and in the same currency as

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

the Purchase Price.

8.   Documentation

The place of closing: London, England or Piraeus, Greece or New York City, N.Y. in the Buyers' option
In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)
Any original legal Bills of Sale in a form recordable in the port and the country in which the Buyers are to register the Vessel and which the Buyers should nominate at least 10 running days prior to the delivery of the Vessel, warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	All documents to be delivered to the Sellers by the Builder pursuant to Article 7(c) of the Shipbuilding Contract, including the document called the "Builder's Certificate"

f)
Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, as well as any such additional documents that the Buyers shall require for the purpose of ascertaining (i) the proper constitution of the Sellers and the Builder and (ii) that all appropriate corporate and other action has been taken in connection with the authorisation and the performance by the Sellers and the Builder of this Agreement and the assignment of the warranty of quality as provided in Clause 18 hereof together with any documents referred therein, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) (provided that the Buyers supply the Sellers who will pass onto the Builder with the necessary information required by the Classification Society for issuing such certificates in the Buyers' name) (as provided in Clause 11 hereof) as well as all plans, etc., relating to the Vessel and her equipment whether or not the same are on board the Vessel. Other certificates whether or not the same are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession (including the Specifications, the Vessel's shipbuilding drawings, equipment manuals, sea trial records, correspondence with the Builder or the Classification Society concerning the Vessel or its equipment) shall be promptly forwarded to the Buyers at their expense The Buyers and the Sellers agree to arrange for an undocumented transfer, i.e. for the Vessel to be registered directly in the Buyer's name, and the Sellers shall procure that the Builder shall also not register its title prior to tendering delivery to the Sellers pursuant to the Shipbuilding Contract

9.   Encumbrances

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.     Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag and similar charges payable by the Sellers under the Shipbuilding Contract in connection with the construction and/or delivery of the Vessel to the Sellers by the Builder shall be for the Buyers' account.

11.     Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in brand new condition as is at the time of delivery of the Vessel to the Sellers by the Builder and always in compliance with the Specification and the Shipbuilding Contract and otherwise in accordance with Clause 20.

Furthermore, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national and international certificates, as well as all other certificates the Vessel had at the time of delivery from the Builder, valid and nextended for 5 months (to the extent issued by the Builder) from the date the Vessel is delivered to the Buyers under this Agreement, without condition/recommendation* by Class or the relevant authorities and save as provided in line 219 above and provided further that the Buyers shall accept the provisional certificates issued by the Class at the time of delivery.

Notes, if any, in the surveyor's report which are accepted by the Classification Society  without condition/recommendation are not to be taken into account.

12.    Name/markings

See

13.    Buyer's default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further Compensation for their losses and for all expenses incurred together with interest.

14.    Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready To validly complete a legal transfer by the date stipulated in line 61 or should the Sellers be in breach of any of their obligations under Clauses 18, 19, 21 and 22 hereof the Buyers shall have the option of canceling this Agreement provided always that the Sellers shall be granted a maximum of 5 Banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid or are in breach of any of Clauses 18,19, 21 and 22 hereof they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.    Buyers' representatives – see Clause 20

16.     Arbitration

a)
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators are properly appointed they shall in turn appoint a third arbitrator and the three arbitrators will be deciding by majority and their majority decision shall be final. In the event the two arbitrators appointed by the parties hereto fail to agree on the appointment of the third arbitraor then the President of the Lloyds Maritime Arbitration Association at the relevant time shall be asked by either party to appoint the third arbitator,.

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act of 1999 by a person who is not a party to this Agreement.

Clauses 17 to 26 hereof, inclusive, as attached, form an integral part of this Agreement. The Buyers also acknowledge that they have read and accepted the terms of the Shipbuilding Contract.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

ADDITIONAL CLAUSES TO THE MEMORANDUM OF AGREEMENT DATED 10 NOVEMBER 2007 BETWEEN TROJAN MARITIME INC. AND MAXDEKA SHIPPING CORP. IN RESPECT OF HULL NO. 2054

Clause 17

Neither of the parties hereto shall assign this Agreement to a third party, PROVIDED ALWAYS HOWEVER THAT, the Buyers shall have the right to assign, without the need to obtain the Sellers' prior consent, any of their rights under this Agreement to a bank or other financial institution providing the Buyers with finance in relation to the acquisition of the Vessel.

Clause 18

On the delivery of the Vessel under this Agreement, the Sellers undertake to assign to the Buyers all their rights, interest and title (a) under Article 9 of the Shipbuilding Contract and (b) under any other suppliers' or equipment manufacturers' warranties that are available to the Sellers, to the extent the same is obtainable from such supplier or equipment manufacturer.

The assignment of the rights described above, shall be effected by (a) the Sellers executing a deed in a standard form (the "Deed of Assignment") and (b) the Builder or such other relevant supplier or manufacturer countersigning a notice of assignment again in a standard form, such notice to be duly executed.

The Sellers undertake with the Buyers that following the date of this Agreement, they shall:

(a)
at the Buyers' expense, provide the Buyers on the date of delivery of the Vessel to the Buyers under this Agreement with a true and complete certified copy of the Shipbuilding Contract pursuant to which the Sellers have obtained the benefit of the relevant warranties as well as list of any claims made thereunder;

(b)	not in any manner vary, waive, surrender, assign to any person other than the Buyers or suspend any of their rights under the relevant warranties; and

(c)	advise the Buyers of any event that falls within any of the warranties to be assigned to the Buyers hereunder.

Clause 19

To the extent that the Sellers receive the benefit of a reduction (the "reduction") in the contract price to be paid by them under the Shipbuilding Contract for any reason whatsoever (including by operation of Article 3 of the Shipbuilding Contract), then the Buyers would automatically be entitled to receive, in the Buyer's option, either a reduction in the Purchase Price or a lump sum payment by the Sellers to the Buyers on delivery of the Vessel under this Agreement, in either case equal to the amount of the reduction.

To the extent that the contract price to be paid by the Sellers under the Shipbuilding Contract has increased (the "increase") in accordance with the terms of the Shipbuilding Contract (for example in accordance with the terms of Article 3(a)(iv) of the Shipbuilding Contract because of the Builder delivering the Vessel earlier than provided in Article 7 of the Shipbuilding Contract), then the purchase price payable under Clause 1 hereof shall be increased by an amount in Dollars equal to the amount of the increase. The final purchase price payable by the Buyers under Clause 1 hereof may be increased not only because of early delivery under the Shipbuilding Contract but also because of amendments to the Specifications requested by the Sellers. The Sellers have the right to request any changes to the Specifications (including the Makers' list). While the Sellers will give the Buyers notice of any changes to the Specifications, the Sellers shall retain full discretion in such respect, Provided However that to the extent that the aggregate of all increases, which may take place from the date of this agreement until delivery of the Vessel hereunder, are to exceed US$2,000,000, then the increase bringing the total of such increases over the said limit of US$2,000,000 shall only be payable by the Buyers to the Sellers if such increase has been previously approved in writing by the Buyers.

Clause 20

The Buyers understand and agree that Sellers shall be building the Vessel to the same specifications as all other vessels (the "Other Vessels") under construction currently being built at the Shipyard by the Builder for Trojan's account. The Sellers have absolute and sole discretion on the Specifications and any maker's list selection in respect of the Vessel, which both may be modified during the construction of the Vessel to coincide with changes also made as regards the Other Vessels and the Buyers will be kept fully informed in a timely manner. The Buyers may make recommendations at any time to the Sellers regarding the Specifications but the final specifications to remain fully within the Sellers' sole discretion. The Buyers are free to make recommendations to the Sellers with regard to the Specifications.

Upon lodging the deposit under Clause 2 of this Agreement, the Buyers have the right to place up to two (2) persons at the Shipyard until delivery of the Vessel hereunder to work along with and form part of the Seller's supervision team and to follow the working protocol that is established by the Sellers' team and under no circumstance are the Buyers' personnel to deviate from the Sellers' working protocol nor to communicate directly with the Builder unless approved by the Sellers. In any event, under no circumstance may the Buyers' personnel communicate with the Builder's personnel or otherwise act independently of the Sellers team. The Sellers have the right to request the Buyers to change their personnel or part thereof, if the Sellers reasonably deem that such personnel is deviating from what is provided above. The Buyers' personnel situate at the Shipyard will have free access to all information/documentation and the full cooperation of the Sellers' team at all times.

The Buyers' personnel at the Shipyard will be under employment of the Buyers with the Buyers remaining responsible/liable for the said personnel's salaries, expenses and other costs and the Buyers agree to indemnify and hold the Sellers harmless from any and all personal injury claims (including death) concerning the Buyers' personnel and made against the Sellers.

The Buyer's personnel are subject to the provisions of Articles 4 and 10(h) of the Shipbuilding Contract.

Clause 21

If for any reason whatsoever the Sellers become entitled to terminate the Shipbuilding Contract or to reject the Vessel, then the Sellers shall, before exercising such right of termination or rejection, advise in writing the Buyers of the existence thereof and shall act in relation to the said right(s) in accordance with the Buyers' instructions. Within seven (7) Banking days from receiving such advice the Buyers shall in turn advise the Sellers in writing:

(i)
if they wish the Shipbuilding Contract to be terminated or, as the case may be, the Vessel to be rejected. Upon such notice the deposit together with the interest earned shall be released immediately to the Buyers after which this Agreement shall be null and void; or

(ii)
if they do not wish the Shipbuilding Contract to be terminated or, as the case may be, the Vessel to be rejected, of the terms, if any, upon which the Buyers will be willing for the Sellers to continue the Shipbuilding Contract or accept the Vessel. Upon receipt by the Sellers of the said notice and depending on the instructions contained therein, the Sellers would either (a) if the Buyers have given instructions to negotiate terms, negotiate the terms on which delivery of the Vessel would be taken or the Shipbuilding Contract would be continued or (b) if there are no instructions to negotiate terms but merely instructions to continue, unconditionally continue the Shipbuilding Contract, take delivery of the Vessel and deliver the Vessel to the Buyers. In the event that the Builder does not agree to the terms requested by the Buyers in their notice to the Sellers, then the Sellers, having first obtained the Buyers' prior written consent, shall be entitled to terminate the Shipbuilding Contract, or, as the case may be, reject the Vessel whereupon the provisions of sub-paragraph (i) shall apply.

Clause 22

It is hereby agreed that it will be for the Buyers and not for the Sellers to provide the name of the Vessel and the Sellers agree that they will pass the Buyers' proposed name to the Builder and arrange that the same is imprinted by the Builder on the Vessel's hull and on the Vessel's papers. To the extent the Builder requires any additional payment for making such imprints, then such payment shall be for the Buyers' account.

Subject to the Builder's consent, the Sellers shall procure that any naming ceremony, as well as any delivery ceremony, relating to the Vessel is attended by the Buyers (as well as the Sellers) as if it were a ceremony arranged by the Builder for the Buyers' guests and personnel.

Clause 23

The Sellers undertake with the Buyers to provide to the Buyers, promptly after receiving the same, a copy of all notices, demands, correspondence, documents, etc., received by the Sellers and or their agents, attorneys, employees under or in connection with the Shipbuilding Contract, including any correspondence between the Classification Society and the Builder and/or the Sellers.

Clause 24

Any and all notices and communications in connection with this Agreement shall be in English and addressed as follows:

if to the Buyers at:

c/o Safety Management Overseas S.A.
32 K. Karamanlis Avenue
166 73 Voula
Athens
Greece

Fax number:	+30 210 8956900
Attn.:	Dr. Loucas N. Barbaris

if to the Sellers to:

Trojan Maritime Inc.
c/o Independence Maritime Agency Inc.
39 Broadway, Suite 2140
New York, NY 10006
USA

Fax number:	+1 212 50 98 681
Attn:	Mr. Nicos Notias

Clause 25

The Buyers agree not to resell the Vessel to a third party at any time prior to the delivery of the Vessel and acceptance thereof by the Buyers under this Agreement. The Sellers shall have a right of first refusal in connection with any sale by the Buyers prior to the delivery of the Vessel under this Agreement.

Clause 26

The Sellers have the right under Article 7(e) of the Shipbuilding Contract to nominate one of their associated companies (the "Nominee") to take delivery of the Vessel under the Shipbuilding Contract.

The Buyers and the Sellers agree that if Trojan nominates the Nominee under the Shipbuilding Contract, then at the same time Trojan shall also nominate the Nominee as the seller of the Vessel under this Agreement. It is further agreed between the Sellers and the Buyers that any such nomination is to be made by Trojan in writing at the same time as the nomination by Trojan under the Shipbuilding Contract and at least 10 running days before delivery of the Vessel and in connection therewith Trojan will also provide to the Buyers a copy of its letter nominating the Nominee as Sellers, which nomination shall be accepted by the Nominee countersigning such letter.

Finally, it is hereby agreed between the parties thereto, that upon such nomination taking place the Nominee shall become the "Sellers" for the purposes of this Agreement and shall have all the rights and obligations Trojan had by signing this Agreement. Trojan will remain responsible for all the obligations the Sellers have under this Agreement, notwithstanding the nomination of the Nominee, provided however that, to the extent that the Nominee duly performs and discharges (or procures the performance and discharge of) the duties and liabilities undertaken by the Sellers in this Agreement, then such performance and discharge of the said duties and liabilities by the Nominee shall be deemed to be proper and due performance and discharge of Trojan's duties and liabilities under this Agreement and the Buyers' shall not be construed by virtue of the terms of this Clause 26 that they have the right to ask Trojan to perform again any duty or liability that has already been performed by the Nominee.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

Signed for and on behalf of
TROJAN MARITIME INC.
by:

Signed for and on behalf of
MAXDEKA SHIPPING CORP.
by: